Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921
Tel:	215.963.5000
Fax:	215.963.5001
www.morganlewis.com

May 1, 2008

Chemical Leaman Corporation

c/o Quality Distribution LLC

4041 Park Oaks Boulevard

Tampa, Florida 33610

RE:	Registration Statement on Form S-4 (Registration No. 333-150274) of Quality Distribution, LLC, QD Capital Corporation and the Guarantors Named Therein, including Chemical Leaman Corporation

Ladies and Gentlemen:

We have acted as special counsel in the Commonwealth of Pennsylvania for Chemical Leaman Corporation, a Pennsylvania corporation (the “Guarantor”), in connection with the above-referenced Registration Statement (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the proposed offer by Quality Distribution, LLC, a Delaware limited liability corporation, and QD Capital Corporation., a Delaware corporation (collectively, the “Companies”) and the guarantors named therein (the “Guarantors”), including the Guarantor, to exchange up to $50,000,000 aggregate principal amount of the Companies’ new Senior Floating Rate Notes due 2012, Series B (the “Exchange Notes”) for the Companies’ outstanding Senior Floating Rate Notes due 2012, Series B (the “Old Notes”). The Exchange Notes will be guaranteed (the “Guarantee”) by the Guarantor and will be issued under an Indenture dated as of December 18, 2007 (the “Indenture”) among the Companies, the Guarantors and The Bank of New York, as trustee (the “Trustee”).

In connection with this opinion letter, we have examined the Indenture, originals, or copies certified or otherwise identified to our satisfaction, of the Articles of Incorporation and Bylaws of the Guarantor and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Chemical Leaman Corporation May 1, 2008 Page 2

Based upon the foregoing, we are of the opinion that:

1.	The Indenture has been duly authorized, executed and delivered by the Guarantor.

2.	The Guarantee has been duly authorized by the Guarantor and, by virtue of the execution and delivery of the Indenture, duly executed and delivered by the Guarantor.

The opinions expressed herein are limited to the laws of the Commonwealth of Pennsylvania and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.4 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder. We express no opinion as to the adequacy or accuracy of any information contained in the Registration Statement or any other disclosure relating to the sale or exchange of the Exchange Notes. This opinion letter may not be used for any other purpose or in connection with any other transaction.

Very truly yours,

MORGAN, LEWIS & BOCKIUS LLP